Exhibit 99.1

COMPANY CONTACTS

Shareholder Services

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM ANNOUNCES STRATEGIC COLLABORATION AND FUNDING WITH

TAXUS PHARMACEUTICALS TO SUPPORT COMMERCIAL

DEVELOPMENT OF ADVANCED REGENERATIVE THERAPEUTICS

SAN DIEGO, CA – March 3, 2014 – Cardium Therapeutics Inc. (Trading Symbol: CRXM) reported that it has entered into a strategic collaboration and funding arrangement with Shanxi Taxus Pharmaceuticals Co., Ltd., which is affiliated with Shenzhen Forntsea Taxus Industry Capital Management, to support the worldwide clinical and commercial development of Cardium’s advanced regenerative medicine therapeutics products, including Generx® product candidate and Excellagen®, FDA-cleared advanced wound care product. The Company’s name will be changed to Taxus Cardium Pharmaceuticals Group in connection with the strategic collaboration.

The strategic collaboration is designed to support the commercial development of Generx and Excellagen by Cardium, and also provide new opportunities to explore the commercialization of these products for the emerging and rapidly growing advanced healthcare market in the People’s Republic China, and Taxus oncology-focused product opportunities for the U.S. market. The deal includes funding in the form of direct investments in Cardium of up to $5.0 million to support the commercialization of Cardium’s products. Stock acquired by Taxus in connection with the strategic alliance will be purchased at a premium above the then-prevailing average market price of Cardium common stock. Cardium obtained an initial tranche of funding pursuant to the agreement by selling approximately 714,000 shares of common stock at $0.70 per share. Future tranches of up to $4.5 million would be sold at a 10% premium to the then-prevailing market price, based on a thirty day trailing average. The stock acquired is unregistered common stock and no warrants will be issued.

In January 2014, Cardium reported encouraging initial clinical pilot study findings from its ASPIRE international Phase 3 registration clinical study, which is designed to confirm the continued safety and effectiveness from four previously completed clinical studies of Generx as an interventional cardiology angiogenic gene therapy for the potential treatment of cardiac microvascular insufficiency, a condition that leads to myocardial ischemia due to advanced coronary artery disease http://www.cardiumthx.com/timeline/. Cardium also recently reported on advances in the commercial development of Excellagen as an advanced wound care therapy. Excellagen is an FDA-cleared, acellular biological skin substitute designed as a professional-use advanced wound care product for the treatment of chronic non-healing diabetic foot, venous and pressure ulcers, which also has multiple additional potential tissue regeneration applications based on stem cells and other biologics. On January 1, 2014, Excellagen received a unique Q code product reimbursement designation as a “skin substitute” for the treatment of diabetic foot ulcers and a broad array of other wounds product by the U.S. Centers for Medicare and Medicaid

Services (CMS). Cardium also reported on new preclinical studies that Excellagen facilitates the use of allogeneic stem cells for diabetic wound healing and autologous tissue scaffolding. For more information about Cardium’s business strategy, product development focus and key objectives and activities for 2014, please visit http://www.cardiumthx.com/CRXM-Presentation-2014.pdf

In connection with the strategic collaboration, Taxus will also cooperate with Cardium to develop opportunities for the regulatory approval and commercialization of Generx and Excellagen in China, which has a rapidly growing market and needs for advanced healthcare including products for the treatment of heart disease and advanced wound care. Cardium will also have the opportunity to work with Taxus on the development of new and innovative product opportunities for Taxol (Paclitaxel) based products in the United States. Mr. Jiayue Zhang, who is the Chairman of Taxus, and an additional individual with U.S. corporate and financial experience, have agreed to join Cardium’s Board of Directors. Cardium will change its name to Taxus Cardium Pharmaceuticals Group. The stock trading symbol will remain unchanged.

“We are very pleased to enter into a strategic collaboration with a developer of innovative new therapies for the potential treatment of major medical indications, including cardiovascular disease and advanced wound care which has major applications for use in patients with diabetes, a condition that is already large and rapidly growing, in the U.S., China and throughout the world,” stated Mr. Jiayue Zhang, Chairman of Shanxi Taxus Pharmaceuticals. “We also look forward to developing pathways through which Taxus products for use in the treatment of cancer and other conditions can be introduced into U.S. markets through this strategic alliance,” he further reported.

“Cardium is the leader in the field of cardiac gene therapy. Since our acquisition of Generx from Schering AG, Cardium now has the world’s largest clinical and regulatory dossier for a cardiac gene therapy product candidate, which now includes four completed randomized and controlled clinical studies, with study data published in peer-reviewed journals that involves over 750 patients with advanced coronary artery disease at more than 100 medical centers in the United States, South America, Canada, Western Europe and the Russian Federation,” noted Christopher Reinhard, Cardium’s co-founder and chief executive officer. “With encouraging initial findings from our current ASPIRE clinical study, our Generx program is now a central focus for the Company and we are developing plans to accelerate the Generx product development program. Through this effort we seek to be in a position to provide an interim data analysis in mid-2014,” he further reported.

About Cardium

Cardium is a development stage advanced regenerative therapeutics company that is focused on the late-stage clinical and commercial development of regenerative medicine therapeutics including (1) Generx®, an interventional cardiology, angiogenic gene therapy product candidate designed for the treatment of patients with cardiac microvascular insufficiency with myocardial ischemia due to advanced coronary artery disease https://www.youtube.com/watch?v=pjUndFhJkjM&feature=email, and (2) Excellagen®, an FDA-cleared acellular biological skin substitute designed as a professional-use advanced wound care product for the treatment of chronic non-healing diabetic foot, venous and pressure ulcers, which also has multiple additional potential tissue regeneration applications based on stem cells and other biologics (www.excellagen.com). For more information about Cardium’s product development activities please visit http://www.cardiumthx.com/CRXM-Presentation-2014.pdf

About Shanxi Taxus Pharmaceuticals

Shanxi Taxus Pharmaceuticals Co., Ltd. (Shanxi Taxus) is a pharmaceutical company engaged in research and development focused on the natural resource cultivation and manufacture of paclitaxel, an anti-cancer medication. Headquartered in Jinzhong City, Shanxi Province, China, Shanxi Taxus has several lines of business including natural resource management, retail pharmacy and healthcare product manufacturing. Principals of Shanxi Taxus have interests in banking and finance that includes a private equity arm. Shanxi Taxus initiatives are aimed at securing strategic partners with access to the U.S. and other markets whereby both parties can expand their markets and gain access to capital and technical expertise to develop new and innovative medical products.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from expectations. For example, there is no assurance that planned strategic alliance with Taxus and additional financings and opportunities for product development can be consummated; that the strategic alliance, if consummated, will effectively enable the support of product commercialization activities by Cardium in the U.S. or elsewhere; that the Company will be successful in advancing, capitalizing and partnering or monetizing its businesses and technology platforms; that the Company can raise sufficient capital to support its product development and commercialization efforts; that planned product development efforts and clinical studies can be performed in an efficient and effective manner; that results or trends observed in one clinical study or procedure will be reproduced in subsequent studies or in actual use; that new clinical studies will be successful or will lead to approvals or clearances from health regulatory authorities, or that approvals in one jurisdiction will help to support studies or approvals elsewhere; that the Company or its partners will be successful in developing and marketing its products or that any intellectual property developed in the area will be effective for excluding potential competitors; that we can raise sufficient capital from partnering, monetization or other fundraising transactions to adequately fund ongoing operations; that the Company can attract suitable commercialization partners for our products or that we or partners can successfully commercialize them; that our product or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive or blocked by third party proprietary rights or other means; that our or our licensor’s intellectual property can be successfully developed and enforced and that we will not be accused of infringing on intellectual property developed by third parties; that the products and product candidates referred to in this report or in our other reports will be successfully commercialized and their use reimbursed, or will enhance our market value; that third parties on whom we depend will perform as anticipated; or that the Company will not be adversely affected by risks and uncertainties that could impact our operations, business or other matters, as described in more detail in our filings with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

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Cardium Therapeutics®, Generx®, Excellagen®, LifeAgain®, BlueMetric™, Decision Rule Adaption™, ADAPT™, Angionetic Therapeutics™, Activation Therapeutics™, MedPodium™ and Nutra-Apps™ are trademarks of Cardium Therapeutics, Inc. or Tissue Repair Company. Other trademarks belong to their respective owners.